Exhibit 99.1
Northern Oil and Gas, Inc. Amends Operations Update

WAYZATA, MINNESOTA --- July 6, 2010 --- Northern Oil and Gas, Inc. (NYSE/AMEX: NOG) (“Northern Oil”) today provided an operations update related to drilling and completion activity in the Williston Basin Bakken and Three Forks prospects.  Certain information in Northern Oil’s update is being amended by this press release.

UPDATE TO RECENT COMPLETION HIGHLIGHTS

Northern Oil previously issued a press release announcing production results for certain recent well completions in which Northern Oil has participated.  When computing the 60-day average barrels of oil equivalent per day (“BOEPD”) produced by the Liffrig #29-20 1-H TFS well operated by Brigham Exploration in Mountrail County, North Dakota, Northern Oil miscalculated the well’s production.  The miscalculation was based on limited information available at the time and resulted in Northern Oil reporting a lower average BOEPD for the well.  The Liffrig #29-20 1-H TFS well actually produced an average of 654 BOEPD for the initial 84-days of production, based on information reported to the North Dakota Industrial Commission.  Northern Oil owns a 6.25% working interest in the well.

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company based in Wayzata, Minnesota.  Northern Oil's core area of focus is the Williston Basin Bakken and Three Forks trend in North Dakota and Montana.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”).  All statements other than statements of historical facts included in this report regarding our financial position, business strategy, plans and objectives of management for future operations and industry conditions are forward-looking statements.  When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes.  Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our Company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following, general economic or industry conditions, nationally and/or in the communities in which our Company conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting our Company’s operations, products, services and prices.

We have based these forward-looking statements on our current expectations and assumptions about future events.  While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

CONTACT:

Investor Relations
772-219-7525